EXHIBIT 15.(a).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-133995) and Form F-3 (No. 333-146745) of our reports dated April 14, 2008, with respect to the consolidated financial statements of Scopus Video Networks Ltd., which appear in Scopus Video Networks Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated April 14, 2008, relating to the financial statement schedule, which appears in such Annual Report on Form 20-F.

Tel-Aviv, Israel	/s/ Brightman Almagor & Co.
April 14, 2008	Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu